Exhibit 99

FOR IMMEDIATE RELEASE
February 16, 2005

IDACORP Announces Fourth Quarter and 2004 Results

Summary of Earnings and Net Income

BOISE - IDACORP, Inc. (NYSE:IDA) today reported 2004 earnings of $1.90 per share, a $0.68 increase from last year's $1.22 per share.

The company also reported improved fourth quarter earnings of $0.37 per share compared to last year's $0.10 per share.  Net income for the fourth quarter was $14.3 million, compared to net income of $3.8 million for the same period a year earlier.  IDACORP's annual net income was $73.0 million for 2004 and $46.6 million in 2003.

"Our improved results for 2004 reflect the resolution of a series of issues on the regulatory front," said IDACORP Chief Executive Officer, Jan Packwood.  "We concluded our first general rate case in Idaho in almost ten years, settled some outstanding regulatory issues and managed through another year of drought.  We also took a significant step to strengthen the company's balance sheet by completing the Company's first major equity issuance in over ten years."

Fourth Quarter Performance Summary

IDACORP's earnings per share of $0.37 in the fourth quarter reflect the results of the regulated utility, as all non-regulated business units combined broke even.  The fourth quarter 2003 earnings of $0.10 include write-offs at both Ida-West Energy and IDACORP Energy.

Idaho Power contributed $0.37 per share to the fourth quarter, $0.01 less than last year's fourth quarter.  General business revenues at the utility increased $3.6 million over last year's fourth quarter mostly due to strong customer growth and increased usage mainly by residential customers.

Other revenues for the quarter were up $16.2 million primarily due to the IPUC decision in December 2004 authorizing Idaho Power to collect $13.5 million in revenues and interest, resolving the irrigation load reduction program.  Electric utility expenses increased $19.2 million partly because of increases in power supply expenses and the recognition of payroll expenses associated with the company's employee incentive program.

The winter of 2004-2005 has been mild to date.  Even though the fourth quarter of 2004 was colder than last year's fourth quarter, it was warmer than normal.  As a result, general business energy sales increased 3.4 percent quarter-over-quarter with the increase in residential sales at 6.7 percent.

2004 Performance Summary

IDACORP's basic and diluted earnings per share for the year of $1.90 was a $0.68 per share increase over 2003's results.  The increase is largely due to improved results at Idaho Power and gains at the non-regulated business units, coupled with the negative impacts of exiting energy trading at IDACORP Energy and asset impairments at Ida-West in 2003.

For the year, Idaho Power's earnings were $1.71 per share, up $0.27 per share from 2003.  Increases in Idaho base rates implemented in mid-2004 added $28.7 million to general business revenues.  The increase in other income, reduction in long-term debt interest and significant reduction in income tax expense also contributed to Idaho Power's improved performance.  The 2004 income tax expense was lower because of the IPUC general rate case settlement.

Partially offsetting the results were weather and power cost adjustment (PCA) impacts.  During 2004, heating degree-days were 7.0 percent greater than 2003 but cooling degree-days in the summer months were 23.5 percent less than 2003.

The portion of year-to-date net power supply costs (including power supply expenses net of off-system sales) absorbed by the company and not recovered under the Idaho PCA and Oregon Excess Power Cost mechanisms decreased by approximately $10 million or $0.16 per share.  The unrecovered net power supply costs were $13.4 million in 2004 and $23.4 million in 2003.

Other Operations and Maintenance expenses increased $34.9 million mainly due to the $12.7 million increase in payroll expenses for the employee incentive program; write-offs of $9.1 million related to disallowed items in the Idaho general rate case; and increases in transmission expense of $4.3 million primarily due to the increase in purchased power.

Idaho Power set a record for annual general business customer growth with a gain of 13,809 customers to 440,409.  This represents a 3.2 percent increase year-over-year.

Analysis of Earnings

The following table summarizes Earning Per Share (EPS) from each of our business units:

	Three Months Ended		Year-To-Date
	12/31/04	12/31/03	12/31/04	12/31/03
Subsidiary

Idaho Power Company	$0.37	$0.38	$1.71	$1.44
IDACORP Energy	-	(0.06)	0.06	(0.25)
IDACORP Financial	0.09	0.07	0.35	0.27
Ida-West Energy	-	(0.15)	0.08	(0.13)
IdaTech	(0.04)	(0.02)	(0.15)	(0.04)
IDACOMM	(0.03)	(0.02)	(0.05)	(0.05)
Holding Company	(0.02)	(0.10)	(0.10)	(0.02)
	$0.37	$0.10	$1.90	$1.22

The following table summarizes the effect of certain items on EPS:

	Three Months Ended		Year-To-Date
	12/31/04	12/31/03	12/31/04	12/31/03

Idaho Power Company
IRS Tax Settlement		$0.23		$0.23
Irrigation Load Reduction	$0.21		$0.21
Employee Incentive Expense	(0.14)		(0.20)
Reverse Tax Liability Reserve			0.43
General Rate Case Settlement			(0.31)
Financing Costs Preferred Stock			(0.05)
Disallowed Rate Case Costs			(0.14)
IDACORP Financial
Sale of El Cortez			0.05
IDACORP Energy
Settlement of Legal Matters		(0.02)	0.08	(0.19)
Sale of Book				0.18
Ida-West
Impairment		(0.13)		(0.13)
Ida-West Debt Restructure			0.06
IdaTech Contract Settlement				0.06

2005 Forecast - Snow Pack / Water Conditions

The February 14, 2005 hydrological survey shows Snake River Basin snow pack levels at 65 percent of average.  Due to such factors as depleted reservoir levels upstream of the Idaho Power hydroelectric system, dry soil conditions, and the expected timing of the spring runoff, the Northwest River Forecast Center (NWRFC) currently projects 2.6 million acre-feet (maf) of water will flow into Brownlee Reservoir during the April-through-July period.  Historically, the NWRFC's average measured inflow into Brownlee is 6.3 maf during the period.  In 2004, the inflows were 3.2 maf.

2005 Earnings Guidance

IDACORP earnings are heavily dependent on the results of Idaho Power Company.  In lieu of providing specific earnings per share guidance for IDACORP in the future, the company plans to provide certain projected operating information on Idaho Power Company and specific guidance for the non-regulated subsidiaries.  Idaho Power Company's current allowed return on equity is 10.25% in the Idaho jurisdiction.  Potential earnings (the product of net equity or book value and the allowed rate of return) should then be adjusted to reflect water conditions, deviations in the weather, the outcome of federal and state regulatory proceedings, regulatory lag, capital expenditures, litigation and other factors including those described below in the Safe Harbor Statement.  For 2005, Other Operations and Maintenance expenses are expected to be $248 million, a decrease of approximately $8 million from 2004.  Capital expenditures are estimated to be $202 million, an increase of $12 million from 2004.

Generation from Idaho Power's hydroelectric facilities is expected to be 5.9 million megawatt-hours (MWh) in 2005, compared to 6.0 million MWhs in 2004 and normal generation of 9.2 million MWhs.

IDACORP is reaffirming its 2005 earnings per share guidance for the non-regulated business units in the range of $0.05 to $0.10 per share.

Web Cast / Conference Call

The company will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time).  All parties interested in listening may do so through a live Web cast.  Details of the conference call logistics are posted on the company's website (http://www.idacorpinc.com).  A replay of the conference call will be available on the company's website for a period of 12 months.  IDACORP and Idaho Power expect to file their combined 2004 SEC Form 10-K Annual Report on March 9.

Background Information / Safe Harbor Statement

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprised of Idaho Power Company, a regulated electric utility; IDACORP Financial, an investment company with its primary activities in affordable housing projects; IdaTech, a developer and manufacturer of fuel cell systems, products and solutions; IDACOMM, a provider of telecommunication services and owner of Velocitus, a commercial and residential Internet service provider; Ida-West Energy, an operator of independent power projects; and IDACORP Energy, a marketer of electricity and natural gas that wound down its operations during 2003.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP and Idaho Power believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.  Factors that could cause actual results to differ materially from the forward-looking statements include: changes in governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission and the Oregon Public Utility Commission, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, relicensing of hydroelectric projects, recovery of purchased power expenses, recovery of other capital investments, present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs) and other refund proceedings; litigation and regulatory proceedings, including those resulting from the energy situation in the western United States, and settlements that influence business and profitability; changes in and compliance with environmental, endangered species and safety laws and policies; weather variations affecting hydroelectric generating conditions and customer energy usage; over-appropriation of surface and groundwater in the Snake River Basin resulting in reduced generation at hydroelectric facilities; construction of power generating facilities including inability to obtain required governmental permits and approvals, and risks related to contracting, construction and start-up; operation of power generating facilities including breakdown or failure of equipment, performance below expected levels, competition, fuel supply, including availability, transportation and prices, and transmission; impacts from the potential formation of a regional transmission organization; population growth rates and demographic patterns; market demand and prices for energy, including structural market changes; changes in operating expenses and capital expenditures and fluctuations in sources and uses of cash; results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions; homeland security, natural disasters, acts of war or terrorism; technological developments that could affect the operations and prospects of IDACORP's subsidiaries or their competitors; increasing health care costs and the resulting effect on health insurance premiums paid for employees; performance of the stock market and the changing interest rate environment, which affect the amount of required contributions to pension plans, as well as the reported costs of providing pension and other postretirement benefits; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; changes in tax rates or policies, interest rates or rates of inflation; adoption of or changes in critical accounting policies or estimates; and new accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.  Any such forward-looking statements should be considered in light of such factors and others noted in the companies' Form 10-K for the year 2003, the Quarterly Reports on Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2004 and other reports on file with the Securities and Exchange Commission.

IDACORP, Inc.
Consolidated Statements of Income
For Periods Ended December 31, 2004 and 2003
(unaudited)
(Thousands of Dollars, except per share data)

	Three Months Ended		Year-To-Date
	12/31/04	12/31/03	12/31/04	12/31/03
Operating Revenues:
Electric utility:
General business	$144,686	$141,047	$635,835	$670,969
Off-system sales	21,249	16,684	121,148	71,573
Other revenues	25,301	9,078	65,954	40,178
Total electric utility revenues	191,236	166,809	822,937	782,720
Energy marketing	(55)	183	(131)	19,916
Other	6,571	4,578	21,685	20,366
Total Operating Revenues	197,752	171,570	844,491	823,002

Operating Expenses:
Electric Utility:
Purchased power	32,765	28,076	195,642	150,980
Fuel expense	25,898	24,845	103,261	99,898
Power cost adjustment	8,746	3,319	39,184	70,762
Other operations & maintenance	65,596	56,584	255,867	220,983
Depreciation	25,395	24,798	100,855	97,650
Taxes other than income taxes	3,554	5,181	19,090	20,753
Total electric utility expenses	161,954	142,803	713,899	661,026
Energy marketing	693	3,507	(2,565)	37,671
Other	12,388	14,606	39,906	40,243
Total operating expenses	175,035	160,916	751,240	738,940

Operating Income (Loss):
Electric utility	29,282	24,006	109,038	121,694
Energy marketing	(748)	(3,324)	2,434	(17,755)
Other	(5,817)	(10,028)	(18,221)	(19,877)
Total Operating Income	22,717	10,654	93,251	84,062

Other Income	7,381	6,950	39,329	24,412

Other Expense	5,975	6,754	21,228	18,083

Interest Expense and Preferred Dividends:
Interest on long-term debt	14,309	14,457	54,937	58,670
Other interest	739	414	3,379	2,832
Preferred dividends of Idaho Power Co	-	849	4,823	3,430
Total Interest and Pref Dividends	15,048	15,720	63,139	64,932

Income (Loss) Before Income Taxes	9,075	(4,870)	48,213	25,459

Income Tax Benefit	(5,191)	(8,624)	(24,770)	(21,119)

Net Income	$14,266	$3,754	$72,983	$46,578

Weighted Average Common Shares
Outstanding (000's)	38,863	38,231	38,361	38,228

Earnings per Share
(Basic and Diluted)	$0.37	$0.10	$1.90	$1.22

Dividends Paid per Share	$0.30	$0.30	$1.20	$1.70

IDACORP, Inc.
Consolidated Statements of Cash Flows
For Twelve Months Ended December 31, 2004 and 2003
Summary Financial Information
(unaudited)
(Thousands of Dollars)

	Twelve Months Ended
	12/31/04	12/31/03
Operating Activities
Net income	$72,983	$46,578
Adjustments to reconcile net income to net cash provided by
operating activities:
Net non-cash loss on legal disputes	-	12,072
Impairment of assets	9,075	3,498
Unrealized losses from energy marketing activities	131	42,517
Depreciation and amortization	124,192	129,070
Deferred taxes and investment tax credits	(33,912)	(56,174)
Changes in regulatory assets	16,788	68,358
Gain on sale of non-utility assets	(4,475)	-
Gain on extinguishment of debt	(7,188)	-
Change in:
Receivables and prepayments	(1,442)	145,923
Accounts payable and other accrued liabilities	15,806	(70,342)
Taxes receivable/accrued	717	(16,797)
Other	876	4,883
Net cash provided by operating activities	193,551	309,586

Investing Activities	(197,990)	(151,923)

Financing Activities
Issuance of long-term debt	106,442	255,292
Issuance of common stock	115,690	-
Retirement of long-term debt	(79,890)	(230,003)
Retirement of preferred stock of IPC	(52,351)	(860)
Dividends on common stock	(45,838)	(64,726)
Decrease in short-term borrowings	(58,250)	(82,550)
Other	(1,470)	(2,393)
Net cash used in financing activities	(15,667)	(125,240)

Net increase (decrease) in cash and cash equivalents	(20,106)	32,423

Cash and cash equivalents - beginning of period	75,159	42,736

Cash and cash equivalents - end of period	$55,053	$75,159

IDACORP, Inc.
Consolidated Balance Sheets
As of December 31, 2004 and 2003
Summary Financial Information

(unaudited)
(Thousands of Dollars)

	12/31/04	12/31/03

Assets
Cash and cash equivalents	$55,053	$75,159
Receivables, net of allowance	57,955	58,598
Employee notes	3,523	3,347
Energy marketing assets	9,203	4,176
Other current assets	127,331	96,878
Total current assets	253,065	238,158

Investments	191,411	204,474
Property, plant and equipment-net	2,209,462	2,088,319

Energy marketing assets - long-term	16,635	14,358
Regulatory assets	433,271	427,760
Employee notes - long-term	3,746	4,775
Other assets	126,581	128,264
Total other assets	580,233	575,157

Total Assets	$3,234,171	$3,106,108

Liabilities And Shareholders' Equity
Current maturities of long-term debt	$78,603	$67,923
Notes payable	36,270	93,650
Accounts payable	79,156	60,916
Energy marketing liabilities	9,420	4,317
Other current liabilities	82,008	84,899
Total current liabilities	285,457	311,705

Deferred income taxes	555,774	554,715
Energy marketing liabilities - long-term	16,635	14,393
Regulatory liabilities	275,854	258,524
Other liabilities	112,616	104,290
Total other liabilities	960,879	931,922

Long-term debt	979,549	945,834
Preferred stock of Idaho Power Company	-	52,366
Shareholders' equity	1,008,286	864,281

Total Liabilities & Shareholders' Equity	$3,234,171	$3,106,108

Idaho Power Company Supplemental Operating Statistics

	Three Months Ended		Year-To-Date
	12/31/04	12/31/03	12/31/04	12/31/03
Energy Use - MWh

Residential	1,255,532	1,177,247	4,580,337	4,426,976
Commercial	905,964	879,269	3,560,911	3,511,235
Industrial	859,407	829,523	3,334,955	3,206,182
Irrigation	81,433	115,465	1,763,387	1,835,638
Total General Business	3,102,336	3,001,504	13,239,590	12,980,031
Off-System Sales	446,024	437,325	2,885,350	1,829,940
Total	3,548,360	3,438,829	16,124,940	14,809,971

Revenue ($000's)

Residential	$74,436	$67,778	$274,313	$275,920
Commercial	39,924	39,862	164,053	173,820
Industrial	27,522	27,859	111,797	128,620
Irrigation	2,804	5,548	85,672	92,609
Total General Business	144,686	141,047	635,835	670,969
Off-System Sales	21,249	16,684	121,148	71,573
Total	$165,935	$157,731	$756,983	$742,542

Customers - Period End

Residential	366,218	354,704
Commercial	56,274	54,765
Industrial	126	113
Irrigation	17,791	17,018
Total	440,409	426,600